Exhibit 10.1

                           TRADEMARK LICENSE AGREEMENT

         THIS TRADEMARK LICENSE AGREEMENT (this "Agreement"), dated August 30, 2000, is entered into by and among Grow Biz International, Inc., a Minnesota corporation ("Grow Biz") and Hollis Technologies, LLC, a Florida limited liability company ("Hollis Technologies").

                                    RECITALS

         A. Grow Biz and Hollis Technologies are parties to that certain Asset Purchase Agreement dated August 30, 2000 (the "Purchase Agreement"), pursuant to which Hollis Technologies will acquire certain assets of Grow Biz's Computer Renaissance(R) franchising business and of three corporate-owned Computer Renaissance(R) retail stores (the "Business").

         B. Grow Biz uses and sublicenses to franchisees certain trademarks and service marks described on Exhibit A (the "Licensed Marks") in the conduct of the Business as well as in the conduct of Grow Biz's other franchising businesses.

         C. Grow Biz desires to grant Hollis Technologies a license to use, and to grant sublicenses to use, the Licensed Marks in the conduct of the Business pursuant to the terms and provisions of this Agreement.


         NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.       Grant of License.

         (a) Subject to the limitations set forth in this Agreement, Grow Biz grants to Hollis Technologies a world-wide, royalty-free (with no other charges or costs to Hollis Technologies except as set forth in this Agreement) right and license to (i) use the Licensed Marks in connection with the operation of the Computer Renaissance(R)franchising business (the "Franchise Business"), and (ii) grant CompRen, Inc. and other franchisees the right and sublicense to use the Licensed Marks in connection with such sublicensee's operation of Computer Renaissance(R)retail stores engaged in buying and selling new and used computer equipment and accessories, and any other activities with respect to which current Computer Renaissance(R)franchisees are authorized to use the Licensed Marks pursuant to existing Computer Renaissance(R)franchise agreements with Grow Biz (the "Retail Business").

         (b) Subject to the existing license rights granted by Grow Biz to franchisees in the Retail Business (the rights and obligations of Grow Biz under which are being assigned to and assumed by Hollis Technologies), this License shall be exclusive in the field of franchising or operating new and used computer

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                  equipment stores (the "Licensed Services") (i.e. Grow Biz
                  shall not use, and shall not grant any third party the right to use, the Licensed Marks in connection with the Licensed Services.

         (c) Except as expressly set forth in Article III of the Purchase Agreement, Grow Biz makes no representations or warranties pertaining to its ownership of the Licensed Marks or the validity or enforceability of the Licensed Marks.

         (d) Before using any of the Licensed Marks in a country in which such Licensed Mark is not registered, Hollis Technologies and/or its sublicensees shall provide Grow Biz with at least thirty (30) days written notice thereof, specifying the countr(y)(ies) in which Hollis Technologies proposes to use such Licensed Mark and accompanied by drafts, for Grow Biz's review and comment, of applications to register such Licensed Mark in such countr(y)(ies). Prior to using such Licensed Mark in such country, Hollis Technologies shall, at its own expense, cause such Licensed Mark to be registered in such country in the name of Grow Biz. Before using any of the Licensed Marks in a country in which the filing of a registered user agreement or similar document is necessary or advisable, Hollis Technologies and/or its sublicensees shall provide Grow Biz with at least thirty (30) days written notice thereof, specifying the countr(y)(ies) in which Hollis Technologies proposes to use such Licensed Mark and accompanied by drafts, for Grow Biz's review and comment, of such registered user agreement. Prior to using such Licensed Mark in such country, Hollis Technologies shall, at its own expense, cause such registered user agreement to be filed in such country. Hollis Technologies and/or its sublicensees shall comply with the terms and conditions of each registered user agreement, and at the termination of this Agreement, cooperate with Grow Biz in obtaining a cancellation of Hollis Technologies and/or such sublicensee as a registered user.
                  All costs and expenses related to registration of the Licensed Marks and any registered user agreements in foreign countries shall be Hollis Technologies' responsibility.

         (e) Hollis Technologies shall be responsible for preparing (for Grow Biz's signature), filing and paying all filing fees associated with, all renewals, affidavits of use, and other documents required to maintain the registration of the Licensed Marks.

         (f) In the event Hollis Technologies proposes to use the service mark listed on Exhibit B hereto (the "Chasing Arrows Design") in the Franchise Business or the Retail Business, Hollis Technologies shall request in writing that Grow Biz grant Hollis Technologies a license for such mark and proposed use. If Grow Biz, in its sole but reasonable discretion, agrees to permit such use, the parties shall enter into a license agreement on substantially the same terms as set forth in this Agreement (except that the responsibility for, and cost of, maintaining such any registrations of such service mark in countries where used by Grow Biz shall be Grow Biz's).


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2.       Form and Style. Hollis Technologies and its sublicensees shall have the right to use the Licensed Marks -------------- in the form and style existing at the effective date of the Agreement, without additional approval from Grow Biz. Hollis Technologies and its sublicensees shall submit to Grow Biz, for approval, such approval to not be unreasonably withheld, prior to use, all proposed changes to the form and style of the Licensed Marks. Grow Biz shall have fifteen (15) working days after its receipt of any proposed changes to specify in writing any objection to such proposed changes. Failure of Grow Biz to object within said 15 days shall be deemed to constitute approval. Hollis Technologies and its sublicensees shall not use the proposed changes to the Licensed Marks unless those changes have been approved by Grow Biz.

3. Control of Quality. As owner of the Licensed Marks, Grow Biz shall have the right and obligation to control the nature and quality of the use by Hollis Technologies and its sublicensees of the Licensed Marks in providing the Licensed Services, and such control shall be exercised by Grow Biz as provided herein.

         (a) Hollis Technologies and its sublicensees shall be deemed to be in compliance with Grow Biz's quality standards with respect to use of the Licensed Marks if and so long as Hollis Technologies and its sublicensees substantially maintains in all material respects the level of quality characterized by the Licensed Services offered by Grow Biz as of immediately prior to the date of this Agreement.

         (b) Hollis Technologies and its sublicensees shall, at no additional cost to Hollis Technologies, cooperate with Grow Biz in facilitating Grow Biz's control of the nature and quality of the Licensed Services. Hollis Technologies and its sublicensees shall permit Grow Biz, during normal business hours and upon reasonable advance notice, to inspect Hollis Technologies' or such sublicensees' premises and operations regarding use of the Licensed Marks. Hollis Technologies and its sublicensees shall supply, at their cost, specimens of their use of the Licensed Marks upon Grow Biz's request.

         (c) Hollis Technologies and its sublicensees shall at all times be in material compliance with all regulations or ordinances of all governmental units or agencies concerning its operations and use of the Licensed Marks.

4.       Goodwill, etc.

         (a) Hollis Technologies and its sublicensees recognize the significant value of the goodwill associated with the Licensed Marks and acknowledges that the Licensed Marks and all rights therein and goodwill pertaining thereto belong exclusively to Grow Biz, and that the Licensed Marks have and will continue to have a secondary meaning in the mind of the public to signify Grow Biz. Accordingly, Hollis Technologies and its sublicensees shall not do or permit to be done any act or thing that could reasonably be anticipated to impair the goodwill or other rights of Grow Biz and the Licensed Marks or that could reasonably be anticipated to otherwise prejudice,

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                  tarnish or damage the reputation of the Licensed Marks, Grow
                  Biz, or the sale of Grow Biz's products.

         (b) Grow Biz recognizes the significant value of the goodwill associated with the Licensed Marks. Grow Biz agrees not to do or permit to be done any act or thing that could reasonably be anticipated to impair the goodwill of the Licensed Marks or that could reasonably be anticipated to otherwise prejudice, tarnish or damage the reputation of the Licensed Marks; provided that Grow Biz shall not be deemed to have breached this section by virtue of any act or omission related to Grow Biz's use of the Chasing Arrows Design, either individually or any variation thereof used in another trademark or servicemark.

         (c) Hollis Technologies and its sublicensees will not, during the term of this Agreement, attack the title or any rights of Grow Biz in and to the Licensed Marks, will not claim adversely to Grow Biz or anyone claiming through Grow Biz any right, title or interest in or to the Licensed Marks.

         (d) Hollis Technologies and its sublicensees shall cooperate fully and in good faith with Grow Biz for the purpose of preserving Grow Biz's rights in the Licensed Marks (excluding incurring or payment of any expenses of Grow Biz) including providing such information and specimens of use of the Licensed Marks as may be reasonably requested by Grow Biz.

         (e) Grow Biz shall cooperate fully and in good faith with Hollis Technologies for the purpose of preserving Hollis Technologies' rights in the Licensed Marks pursuant to this Agreement (excluding incurring or payment of any expenses of Hollis Technologies); provided that this subsection shall not require Grow Biz to waive any of its rights under this Agreement or to take any action detrimental to Grow Biz.

         (f) Grow Biz may register the Licensed Marks for the Licensed Services in its own name and Hollis Technologies' and its sublicensees' use of such Marks shall inure to the benefit of Grow Biz for such purpose, as well as for all other purposes. Hollis Technologies and its sublicensees shall cooperate with Grow Biz in any such registration or application, excluding incurring or payment of any expenses of Grow Biz.

         (g) Each of Hollis Technologies and Grow Biz shall notify the other in writing of any infringements or imitations by others of the Licensed Marks that may come to their attention. Grow Biz shall have the first right to determine whether or not any action shall be taken on account of any such infringements of the Licensed Marks. Grow Biz, if it so desires, may commence or prosecute any claims or suits in its own name and at its own expense, but it is understood and agreed that Grow Biz is under no obligation to do so. In the event Grow Biz elects to not commence or prosecute any claims or suits for such infringement, Hollis Technologies, if it so desires, may

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                  commence or prosecute any such claim or suit in its name and at its own expense.

5. Term. Unless otherwise terminated as provided herein, the license granted pursuant to Section 1 shall be for a term of twenty (20) years, with automatic successive renewals of ten (10) years each unless prior to such renewal Grow Biz notifies Hollis Technologies that Hollis Technologies has breached in any material respect the provisions of this Agreement and not cured such breach as provided in Section 6 below; provided that this Agreement shall terminate automatically upon Hollis Technologies' abandonment of the Licensed Marks. Abandonment shall occur by (a) Hollis Technologies' written affirmation of express specific intention to permanently cease all use of the Licensed Marks, or (b) if Hollis Technologies and its sublicensees shall cease use of all the Licensed Marks on or in connection with the Licensed Services for any continuous period of 12 months without sufficient legal justification or excuse.

6. Termination. If either party breaches any of the material terms, conditions or covenants of this Agreement, then the other party may terminate the license granted pursuant to Section 1, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the breaching party thirty (30) days notice in writing, particularly specifying the breach. Such notice of termination shall not be effective if the other party cures the specified breach within such thirty (30) day period, or, in the case of breaches not reasonably curable within such thirty (30) days, if such party commences the cure thereof within such thirty (30) days and diligently thereafter prosecutes such cure.

7.       Effect of Termination:

         (a)      Upon the termination of the license granted pursuant to
                  Section 1, all rights granted to Hollis Technologies hereunder, and all sublicensees hereunder granted by Hollis Technologies, shall cease, and Hollis Technologies and its sublicensees will refrain from further use of the Licensed Marks or anything confusingly similar to the Licensed Marks in connection with the Licensed Services.

         (b) After termination of the license granted pursuant to Section 1, Hollis Technologies and its sublicensees may continue use the Licensed Marks on a non-exclusive basis for a period of 90 days after termination in order to wind-up the Business or transition to the use of other service marks which are not similar to the Licensed Marks.

8. Marking. Use of the Licensed Marks shall be accompanied by a "(R)" adjacent to the mark for registered marks or a "TM" for unregistered marks (or registered marks when used in a manner not covered by registration).

9. Indemnification and Insurance. Hollis Technologies hereby agrees to indemnify Grow Biz and its directors, officers, agents and employees and to hold each of them harmless in all respects including attorneys' fees from and against any and all claims, demands, suits or causes of

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         action or whatever kind or nature and resulting settlements, awards or judgments arising directly or indirectly out of any act or omission of Hollis Technologies or its sublicensees in connection with the Licensed Services and/or this Agreement, including without limitation any defects or alleged defects in the Licensed Services and any product liability claims relating to the Licensed Services in connection with Hollis Technologies' or its sublicensees' business activities. This indemnity shall survive the termination of the license granted pursuant to Section 1.

10.      Other Provisions.

         (a) Equitable Relief. Hollis Technologies expressly recognizes that the Licensed Marks possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages which Grow Biz would sustain by unauthorized use. Hollis Technologies expressly recognizes and agrees that irreparable injury would be caused to Grow Biz by unauthorized or improper use of the Licensed Marks or any breach of this Agreement, and agrees that preliminary and permanent injunctive and other equitable relief (including but not limited to attorneys' fees) would be appropriate in the event of a breach or threatened breach of this Agreement by Hollis Technologies, provided that such remedy shall not be exclusive of legal remedies otherwise available.

                  Grow Biz expressly recognizes that the Licensed Marks possess a special, unique and extraordinary character which makes difficult the assessment of monetary damages which Hollis Technologies would sustain by Grow Biz's breach of this Agreement. Grow Biz expressly recognizes and agrees that irreparable injury would be caused to Hollis Technologies by Grow Biz's breach of this Agreement, and agrees that preliminary and permanent injunctive and other equitable relief (including but not limited to attorneys' fees) would be appropriate in the event of a breach or threatened breach of this Agreement by Grow Biz, provided that such remedy shall not be exclusive of legal remedies otherwise available.

         (b) Further Assurances. Each party agrees to execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds and documents that may be required to preserve, protect and evidence the parties rights hereunder or to otherwise carry out the purposes of this Agreement.

         (c) Complete Agreement. The Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement, and the Exhibits hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, other than as provided in the Purchase Agreement, and supersede all prior agreements whether written or oral relating hereto.

         (d) Sublicenses. Hollis Technologies may grant sublicenses to the Licensed Marks as provided in Section 1, provided however that: (i) such sublicenses shall automatically terminate upon

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                  termination of the license granted pursuant to Section 1;
                  (ii) Hollis Technologies expressly guarantees that the performance of such sublicensee shall in all respects comply with all the terms and conditions of this Agreement;
                  (iii) Hollis Technologies hereby indemnifies and holds Grow Biz harmless from and against all liability and expense, including attorneys' fees, sustained by Grow Biz as a result of such sublicensee failing to comply with the terms and conditions of this Agreement; (iv) any breach by such sublicensee shall be deemed equally a breach by Hollis Technologies of this Agreement; and (v) Hollis Technologies shall provide Grow Biz with evidence reasonably satisfactory to Grow Biz that such sublicensee is contractually obligated to observe the terms and conditions of this Agreement.

         (e) Titles and Headings; Construction. The titles and headings to Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

         (f) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         (g) No Joint Venture. Nothing herein contained shall be construed to place Grow Biz and Hollis Technologies in the relationship of partners or joint venturers and neither shall have any power to obligate or bind the other in any manner whatsoever.

         (h) Assignment. Grow Biz's rights and obligations under this Agreement, including its rights in the Licensed Marks, shall be freely assignable and such rights and obligations shall inure to the benefit of and be binding upon its successors and assigns. Hollis Technologies' rights and obligations hereunder may not, without the prior written consent of Grow Biz, be transferred or assigned to anyone other than a purchaser or transferee of substantially all of the capital stock of Hollis Technologies or of substantially all of the assets of the Business, in which event the consent of Grow Biz shall not be required.

         (i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, or by telecopier (with confirmation of transmission), or three business days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         Notices to Grow Biz:                     with a copy to:

         Grow Biz International, Inc.             Grow Biz International, Inc.
         c/o John Morgan                          c/o Mark Hooley, Esq.
         4200 Dahlberg Drive                      4200 Dahlberg Drive
         Minneapolis, Minnesota 55422             Minneapolis, Minnesota 55422
         Facsimile: (612) 520-8410                Facsimile: (612) 520-8410


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         Notices to Hollis Technologies:          with a copy to:

         Hollis Technologies, LLC                 Clark & Campbell, P.A.
         Attn: Jack M. Hollis                     Attn: Ronald L. Clark, Esq.
         3612 Ventura Drive East                  Post Office Box 6559
         Lakeland, FL  33803                      Lakeland, Florida 33807-6559
         Facsimile: (863) 709-0790                Facsimile: (863) 647-5012

         (j) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         (k) Governing Law. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Florida, without giving effect to the principles of conflict of laws thereof. Solely for purposes of this Agreement, each party hereby consents to the personal jurisdiction and venue of any United States District Court for the Middle District of Florida located in Tampa.

         (l) Amendments. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be or construed as further or continuing waiver of any such conditions, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         (m) Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, such provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Trademark
License Agreement to be signed the day and year first above written.

                       Grow Biz International, Inc.


                       By:      /s/ John L. Morgan
                          John L. Morgan, Chairman and Chief Executive Officer


                       Hollis Technologies, LLC

                       By: Hollis Computer Concepts, Inc., a Florida corporation
                       Its: Managing Member


                       By:  /s/ Jack M. Hollis
                          Jack M. Hollis, President